T. Rowe Price Exchange-Traded Funds, Inc. 485BPOS

Exhibit 99.(m)(2)

AMENDMENT NO. 1 TO

DISTRIBUTION AND SERVICING PLAN PURSUANT TO RULE 12b-1

T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC.

This Amendment No. 1 (“Amendment”) to the Distribution and Servicing Plan Pursuant to Rule 12b-1 is made as of the 5th day of February 2026 by T. Rowe Price Exchange-Traded Funds, Inc. (“Corporation”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan (defined below).

WHEREAS, the Corporation established separate series called T. Rowe Price Active Core U.S. Equity ETF, T. Rowe Price Active Core International Equity ETF, T. Rowe Price Emerging Markets Equity Research ETF, T. Rowe Price Multi-Sector Income ETF, T. Rowe Price High Income Municipal ETF, T. Rowe Price Long Municipal Income ETF, T. Rowe Price Short Municipal Income ETF, and T. Rowe Price Innovation Leaders, each of which is a party to a certain Distribution and Servicing Plan Pursuant to Rule 12b-1 adopted as of July 28, 2025 (“Plan”); and

WHEREAS, the Corporation has newly established a separate series called T. Rowe Price Capital Appreciation Market Opportunities ETF (the “New Fund”); and

WHEREAS, the New Fund desires to adopt a plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Directors, including a majority of directors who are not interested persons of the Corporation and have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan (“Rule 12b-1 Directors”), determined that there is a reasonable likelihood that adoption of said plan will benefit the New Fund shareholders in an in-person meeting called for the purpose of voting on such plan on February 5, 2026; and

WHEREAS, the Board of Directors satisfies the fund governance standards of the 1940 Act; and

WHEREAS, the New Fund has employed T. Rowe Price Investment Services, Inc. (“Investment Services”) as principal underwriter, pursuant to an Underwriting Agreement between Investment Services and each Fund.

NOW, THEREFORE, the Corporation hereby adopts the Plan pursuant to Rule 12b-1 on behalf of the New Fund and further agrees as follows:

1.	The Plan is hereby amended to revise the definition of each “Fund” and collectively, “Funds,” to mean “the ETFs listed on Schedule A.”

2.	The Plan is further hereby amended to add the following Schedule A to the end of Plan:

SCHEDULE A

	Fund	Effective Date of Plan	Adoption Date of Plan
1.	T. Rowe Price Active Core U.S. Equity ETF	n/a	07/28/2025
2.	T. Rowe Price Active Core International Equity ETF	n/a	07/28/2025
3.	T. Rowe Price Emerging Markets Equity Research ETF	n/a	07/28/2025
4.	T. Rowe Price Multi-Sector Income ETF	n/a	07/28/2025
5.	T. Rowe Price High Income Municipal ETF	n/a	07/28/2025
6.	T. Rowe Price Long Municipal Income ETF	n/a	07/28/2025
7.	T. Rowe Price Short Municipal Income ETF	n/a	07/28/2025
8.	T. Rowe Price Innovation Leaders	n/a	07/28/2025
9.	T. Rowe Price Capital Appreciation Market Opportunities ETF	n/a	02/05/2026

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC.

/s/ Cheryl L. Emory	By:	/s/ Fran Pollack-Matz
Cheryl L. Emory, Assistant Secretary		Fran Pollack-Matz, Vice President